Exhibit 2.1
ASSET PURCHASE AGREEMENT
Dated as of July 25, 2007
Among
STATS CHIPPAC (THAILAND) LIMITED.
and
STATS CHIPPAC LTD
and
LSI (THAI) LTD.
And
LSI CORPORATION

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(continued)
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(continued)
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(continued)

Page
SCHEDULES	55

Schedule 2.1(h)	Purchased Assets (Software Licences)
Schedule 2.2(m)	Excluded Assets (Identified Employees)
Schedule 3.2	Allocation of Purchase Price
Schedule 4.2	Bank Account
Schedule 5.2	Subsidiaries and Investments
Schedule 5.5(A) & (B)	Operations Since Balance Sheet Date
Schedule 5.9	Governmental Permits
Schedule 5.10	Real Property
Schedule 5.12	Personal Property
Schedule 5.13	Personal Property Leases
Schedule 5.15	Employees and Related Agreements
Schedule 5.16	Employee Relations
Schedule 5.17	Contracts
Schedule 5.18	Selected Contracts
Schedule 5.19	No Violation, Litigation or Regulatory Action
Schedule 5.20	Environmental Matters
Schedule 5.21	Insurance
Schedule 5.22	Suppliers
Schedule 9.4	Necessary Approvals
Schedule 9.5	Necessary Consents
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ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT, dated as of July 25, 2007 (this “Agreement”) among, STATS CHIPPAC (THAILAND) LIMITED. a corporation organized under the laws of the Kingdom of Thailand (“Buyer”), STATS CHIPPAC LTD, a corporation organized under the laws of Singapore (“Buyer Guarantor”), LSI (THAI) LTD., a corporation organized under the laws of the Kingdom of Thailand (“Seller”) and LSI CORPORATION, a corporation organized under the laws of Delaware, USA (“Seller Guarantor”).
     WHEREAS, Seller is, engaged in the business of semiconductor assembly, testing and packaging at its factory and warehouse located at 101/32-33 Navanakorn Industrial Estate; KM 46, Paholyothin Road, Klong 1; Klongluang, Pathumthani 12120; Thailand (the “Business”);
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets, properties and business of Seller, all on the terms and subject to the conditions set forth herein;
     WHEREAS, Seller Guarantor and Buyer Guarantor are the holding companies of Seller and Buyer respectively, and are entering into this Agreement for the sole purpose of guaranteeing the performance by Seller and Buyer respectively of certain of their obligations as described under this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Seller, Buyer, Seller Guarantor and Buyer Guarantor as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
     “Agreed Form” means in relation to any document, such document in the terms agreed between Seller and Buyer prior to Closing.
     “Agreement” means this Agreement as amended from time to time.
     “Audited Financial Statements” has the meaning specified in Section 5.4.

     “Balance Sheet” has the meaning specified in Section 5.4.
     “Balance Sheet Date” means 30 June, 2007.
     “Building Permits” means the building permits granted to Seller in its current or previous name as follows: No. 242/2535, No. 54/2539,No. 153/2540, No. 4/2542 and No. 19/2544.
     “Business” has the meaning specified in the first WHEREAS clause.
     “Business Day” means a day, other than Saturday and Sunday, on which banks in Thailand, Singapore and New York are open for business.
     “Buyer” has the meaning specified in the first paragraph of this Agreement.
     “Buyer Agreed Changes” has the meaning specified in Section 9.1.
     “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.
     “Buyer’s Counsel” means the duly qualified Thai law firm of Bangkok International Associates.
     “Buyer Guarantor” has the meaning specified in the first paragraph of this Agreement.
     “Buyer Specified Claims” has the meaning specified in Section 11.3.
     “Claim Notice” has the meaning specified in Section 11.6(a).
     “Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer and the other matters contemplated under ARTICLE IV.
     “Closing Date” has the meaning specified in Section 4.1.
     “Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.
     “Court Order” means any judgment, order, award or decree of any applicable state, local or other court or tribunal and any award in any arbitration proceeding.
     “Cut-off Date” has the meaning specified in Section 11.3(a).

     “Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.
     “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.
     “Environmental Law” means all Requirements of Laws derived from or relating to all state and local laws or regulations relating to or addressing the environment, health or safety in the Kingdom of Thailand.
     “Excluded Assets” has the meaning specified in Section 2.2.
     “Excluded Liabilities” has the meaning specified in Section 2.4.
     “Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
     “General Purchase Agreement” means that certain general purchase agreement to be entered into between Seller, Buyer, Seller Guarantor and Buyer Guarantor on the Closing Date based on the annexure titled “Schedule of Amendments -Thailand Factory, attached hereto as Exhibit D.
     “Governmental Body” means any federal, state, local or other governmental authority or regulatory body of the Kingdom of Thailand in respect of Seller and Buyer, Singapore in respect of Buyer Guarantor and the United States of America and the state of Delaware and other states of the United States of America where Seller Guarantor does business in respect of Seller Guarantor.
     “Governmental Permits” has the meaning specified in Section 5.9(a).
     “Identified Employees” has the meaning specified in Section 2.2(m).
     “Indemnifying Party” has the meaning specified in Section 11.6(a).
     “Indemnified Party” has the meaning specified in Section 11.6(a).
     “Intellectual Property” means trade marks, service marks, trade names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including Know-how) including, without limitation, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.
     “Know-how” means confidential industrial and commercial information and techniques in any form including, without limitation, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.
     “Key Contracts” has the meaning specified in Section 9.5.
     “Knowledge” of a particular fact or other matter means that in the case of a Person other than an individual, any individual who is serving as a director or officer of such Person (or in a similar capacity), who is aware of such fact or other matter after making due and careful enquiries.
     “Last Instalment” has the meaning specified in Section 4.2(a)(ii).
     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.
     “Owned Real Property” has the meaning specified in Section 5.10.
     “Payment Obligation” has the meaning specified in Section 8.6(a).
     “Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable as at the Closing Date, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable as at the Closing Date, (c) restrictions arising under applicable zoning and other land use laws that do not, individually or in the aggregate, have a material adverse effect on the ownership, present use or occupancy of the property subject thereto, (d) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the ownership, present use or occupancy of the real property subject thereto, and (e) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
     “Personal Property” has the meaning specified in Section 5.12.
     “Promissory Note” has the meaning specified in Section 4.2(a)(ii).
     “Purchase Price” has the meaning specified in Section 3.1.

     “Purchased Assets” has the meaning specified in Section 2.1.
     “Quality Standard Certificates” means the following quality standard certificates or awards issued to Seller in its current or former name:

Date/validity period	Issuing Authority	To whom issued	General nature
15 January 2007 – 14 January 2010	SGA	Agere System Microelectronic (Thai) Co., Ltd	ISO 9001:2000 For package development and assembly of integrated circuit products

14 January 2007 – 13 January 2010	SGA	Agere System Microelectronic (Thai) Co., Ltd	ISO/TS 16949:2002 For package development and assembly of integrated circuit products excluding product design
     “Real Property Withholding Tax” has the meaning specified in Section 4.2(c).
     “Related Agreements” means the Promissory Note, the General Purchase Agreement, the Transition Services Agreement, the Transfer of Employment Agreements, in the case of each Transferred Employee and the novation or assignment agreements, in relation to each Selected Agreement to which Seller is a party that is to be novated or assigned to Buyer.
     “Remaining Employees” has the meaning specified in Section 2.2(m).
     “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Tangible Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Tangible Property.
     “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     “Requirements of Laws” means any federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or where applicable, common law.
     “Selected Agreements” has the meaning specified in Section 5.18.
     “Seller” has the meaning specified in the first paragraph of this Agreement.
     “Seller Agreed Changes” has the meaning specified in Section 10.1.
     “Seller Agreements” has the meaning specified in Section 5.17.
     “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.
     “Seller-borne Bonus Payments” has the meaning specified in Section 8.4(e).
     “Seller’s Counsel” means the duly qualified Thai law firm of Chandler & Thong-Ek.
     “Seller Guarantor” has the meaning specified in the first paragraph of this Agreement.
     “Seller Specified Claims” has the meaning specified in Section 11.3(b).
     “Software” means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
     “Supply Chain Management Materials” means the supply chain management slides as at July 2007, a copy of which has been delivered by Seller to Buyer;
     “Tangible Property” means any real or personal property, spare parts, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned by Seller and used in the Business and forming part of the Purchased Assets.
     “Tax” means any state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, value added, documentary stamp, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

     “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
     “Thai Baht” or “Baht”means the lawful currency of Thailand.
     “Transferred Employees” has the meaning specified in Section 8.4.
     “Transferred Employees Bonus Payments” has the meaning specified in Section 8.4(e).
     “Transfer of Employment Agreement” means a Transfer of Employment Agreement to be executed by Seller, Buyer and each Transferred Employee, in the Agreed Form and “Transfer of Employment Agreements” means all such Agreements.
     “Transition Services Agreement” means that certain transition services agreement to be entered into between Buyer and Seller or Seller’s designated Affiliate in substantially the form attached hereto as Exhibit A on the Closing Date.
     “US Dollars” or “US$” or “$” means United States dollars, the lawful currency of the United States of America.
ARTICLE II
PURCHASE AND SALE
     2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), substantially all of the Business and substantially all of the assets and properties owned by Seller of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used primarily in connection with the Business (herein collectively called the “Purchased Assets”), including, without limitation, all right, title and interest of Seller in, to and under:
          (a) all raw materials, supplies, work-in-process and other materials included in the inventory of the Business as listed in the Supply Chain Management Materials subject to ordinary course of business fluctuations;
          (b) the Owned Real Property listed in Schedule 5.10;
          (c) the Tangible Property, including without limitation the machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.12;
          (d) the personal property leases listed in Schedule 5.13;
          (e) the Selected Agreements listed or described in Schedule 5.18;

          (f) all of Seller’s rights, claims or causes of action against third parties relating to the Purchased Assets arising out of transactions occurring prior to the Closing Date;
          (g) all books and records (including all data and other information stored on discs, tapes or other media) of Seller relating to the Purchased Assets; and
          (h) Software licence listed in Schedule 2.1(h); and
          (i) Seller’s interest in and to all telephone, telex and telephone facsimile numbers and other directory listings allocated or relating to the Owned Real Property.
     2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
          (a) all cash, bank deposits and cash equivalents;
          (b) the name “LSI” or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name “LSI” or any variation thereof;
          (c) any contracts or agreements related to the sale of products by Seller to its customers;
          (d) all accounts receivable in the name of Seller (including but not limited to any accounts receivable payable from any Affiliate or other Person related to Seller);
          (e) (i) any semiconductor die or wafer located at the Owned Real Property (whether owned by, or consigned to, Seller); (ii) any OEM packages that Seller purchases from other suppliers; and (iii) any other materials that have been consigned to Seller and are not owned by Seller;
          (f) any and all shares of or other equity interests in LSI Investments Pte Ltd.;
          (g) any loans payable to Seller (including but not limited to any loans or other debt payments payable to Seller from any Affiliate or other Person related to Seller as well as accounts payable in the name of Seller);
          (h) Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Seller which may arise in connection with the Excluded Assets or the discharge by Seller of the Excluded Liabilities;
          (i) all contracts of insurance;
          (j) all corporate minute books and stock transfer books and the corporate seal of Seller;
          (k) save as expressly provided in Section 8.4, Seller’s employee benefit agreements, plans or arrangements listed in Schedule 5.15 or otherwise maintained by Seller on behalf of persons employed by Seller;

          (l) all refunds of any Tax for which Seller is liable pursuant to Section 8.2;
          (m) (i) employees in the Product Database Organisation and Accounts Payable Group, whose names are listed in Schedule 2.2(m) (the “Identified Employees”) and (ii) any other employees who do not become employees of Buyer after the Closing Date (together with the Identified Employees, the “Remaining Employees”);
          (n) Computers, laptops and office furniture used by the Identified Employees in their course of work;
          (o) Save in relation to any Selected Agreements that are novated or assigned to Buyer pursuant to the terms of this Agreement, any right to use any third party-owned assets and Intellectual Property that are utilized in the Business;
          (p) any corporate activities or other centralized functions provided by Seller Guarantor or any other Seller’s Affiliate including, but not limited to, human resources and legal support; and
          (q) any other assets that are expressly provided in this Agreement as being excluded from the sale and purchase of the Business to Buyer.
     2.3. No Assumption of Liabilities.
          (a) Seller acknowledges, agrees and confirms that Buyer shall not assume or have any liability in respect of the Business, save and except for:
     (i) any obligations assumed by Buyer arising from the novation of any Selected Agreement to which Buyer is a party;
     (ii) any value added Tax payments as described in Section 4.2(b) and any liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.2;
     (iii) any obligations assumed by Buyer under any contract of employment entered into between Buyer and any Transferred Employee or under any Transfer of Employment Agreement entered into between Seller, Buyer and any Transferred Employee;
     (iv) any other liabilities that Buyer expressly assumes under this Agreement; and
     (v) any costs and expenses incurred by Buyer incident to its negotiation and preparation of this Agreement.
     2.4. Excluded Liabilities. In furtherance of the agreement set out in Section 2.3 and for the avoidance of doubt, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) including without limitation, the following:
          (a) Real Property Withholding Tax and any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.2;

          (b) any intercompany payables and other liabilities or obligations of Seller or any of its Affiliates;
          (c) any other liabilities that Seller expressly assumes under this Agreement;
          (d) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement;
          (e) any liabilities or obligations in respect of any Excluded Assets;
          (f) any liabilities in respect of the claims or proceedings described in Schedule 5.19;
          (g) any liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Tangible Property on or prior to the Closing Date or (ii) the operation of the Business on or prior to the Closing Date, including without limitation in each case incurred or imposed by any Environmental Law (including, without limitation, any Release of any Contaminant on, at or from (1) the Tangible Property, including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property) or (2) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date);
          (h) any product liability or claims for injury to person or property, regardless of when made or asserted, relating to products manufactured, distributed or sold by Seller or services performed by Seller on or prior to the Closing Date; or
          (i) any recalls on or after the Closing Date mandated by any Governmental Body of the products manufactured, distributed or sold by Seller on or prior to the Closing Date.
     2.5. Consent of Third Parties. Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any Selected Agreement or any claim, right or benefit arising thereunder or resulting therefrom if any assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party could constitute a breach or violation thereof or may adversely affect the rights of Buyer or Seller. Any transfer and assignment to Buyer by Seller of any interest under any such Selected Agreement that requires the consent of a third party shall be made subject to such consent or approval being obtained.
     2.6 Basis of Transfer. Buyer may wish to treat the sale and transfer of the Purchased Assets hereunder as a going concern basis for Tax purposes in Thailand. In connection with the foregoing and to the extent permitted by Requirements of Laws and so long as it is not against the interests of Seller, in the event that there are any requests and/or inquiries from any Tax authority in Thailand, Seller will use its reasonable endeavours to cooperate with Buyer to provide all necessary information and assistance required by such Tax authority upon being requested to do so by Buyer.
     2.7 Transition Services Agreement. Seller and Buyer shall in good faith discuss and agree before Closing, the types and levels of services (if any) to be provided by each other as well as the fees and charges therefor to be included in the Transition Services Agreement, which services shall include, without limitation, the following:-

          (a) the manner in which raw materials consigned to Seller will be made available to Buyer to enable Buyer to operate and run the Business following Closing;
          (b) the continued provision following Closing of third party-owned or licensed Intellectual Property as presently used for the purposes of the Business which cannot be licensed or transferred to Buyer; or
          (c) office facilities and connectivity for the Remaining Employees.
ARTICLE III
PURCHASE PRICE
     3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be US$100,000,000 (One Hundred Million United States Dollars).
     3.2. Allocation of Purchase Price. The parties agree to allocate the aggregate of the Purchase Price among the Purchased Assets, as set forth in Schedule 3.2.
ARTICLE IV
CLOSING
     4.1. Closing Date. The Closing shall be consummated on 2 October 2007, or such later date as may be agreed upon by Buyer and Seller after the conditions set forth in ARTICLES IX and X have been satisfied or waived, at the offices of Chandler and Thong-Ek Law Offices Limited, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date”.
     4.2. Payment of Purchase Price.
          (a) Subject to fulfilment or waiver of the conditions set forth in ARTICLE IX, at Closing, Buyer shall:
     (i) pay Seller an amount equal to US$50,000,000 (Fifty Million United States Dollars) by wire transfer of immediately available funds to the account specified in Schedule 4.2 on the Closing Date; and
     (ii) execute and deliver to Seller a promissory note governed by the laws of Thailand in the form attached here to as Exhibit B in the amount of US$50,000,000 (Fifty Million United States Dollars) as adjusted pursuant to Section 4.2(d) and the Promissory Note; which shall be due and payable in four annual instalments as follows: (w) the first instalment in the amount of US$20,000,000 (Twenty Million United States Dollars) shall be due and payable on the date falling 12 months after the Closing, and (x) the second and third instalments in the amount of US$10,000,000 (Ten Million United States Dollars) each shall be due and payable on the dates falling 24 and 36 months after the Closing, and (y) the last instalment (the “Last Instalment”) in the amount of US$10,000,000 (Ten Million United States Dollars) less the adjustments set out in Section 4.2(d) shall be due and payable on the date falling 48 months after Closing, and (z) interest on all outstanding principal amounts under the Promissory Note shall be calculated at the rate of 6% per annum and payable annually on the dates falling 12, 24, 36 and 48 months after Closing (the “Promissory Note”).
          (b) Buyer shall make any required value added Tax payments required with regard to the Purchase Price in respect of the Personal Property comprising part of the Tangible Property subject to Seller issuing to Buyer a value added Tax invoice and receipt in proper form and shall pay Seller the Purchase Price net of any such withholding.
          (c) Seller shall be responsible for all Taxes related to the sale of the Owned Real Property and any buildings, factories and other structures thereon, including any withholding Tax applicable to the sale price of such assets which shall be withheld by Buyer from the Purchase Price in accordance with Section 4.2(d)(i) and paid to the relevant Thai Tax authority on behalf of Seller (the “Real Property Withholding Tax”).
          (d) Notwithstanding anything to the contrary in this Agreement, the Parties agree that the following amounts shall be deducted from the Last Instalment:
          (i) the aggregate amount of the Real Property Withholding Tax; and
          (ii) the sum equal to Seller-borne Bonus Payments.
          The Purchase Price shall accordingly be reduced by the aggregate amounts described in paragraphs (i) and (ii) above, and further subject to such adjustments as contemplated in or provided for in the Promissory Note and/or the General Purchase Agreement.
          (e) If required by applicable Requirements of Laws, any withholding Tax applicable to or payable on the interest on all outstanding principal amounts under the Promissory Note shall be withheld by Buyer from such interest payment and paid to the relevant Thai Tax authority on behalf of Seller, and the balance interest payment amounts paid to Seller.
     4.3. Buyer’s Additional Deliveries. Subject to fulfilment or waiver of the conditions set forth in ARTICLE IX, at Closing, Buyer shall deliver to Seller all the following:
          (a) Copies of Buyer’s articles of association, memorandum of association and the registrar’s certificate of good standing, certified as true copies by any authorized director of Buyer;
          (b) Certificate of any duly authorized director of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, confirming that (i) no amendments to the memorandum and articles of association of Buyer have been made since a specified date; (ii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement, the Promissory Note, Buyer Ancillary Agreements and the transactions contemplated hereby and thereby have been duly passed; and (iii) the incumbency and signatures of the representatives of Buyer executing this Agreement, the Promissory Note and any Buyer Ancillary Agreement are valid and binding on Buyer;
          (c) Certificate of any duly authorized director of Buyer Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to Seller, attaching copies of Buyer Guarantor’s memorandum and articles of association certified as true copies by such director and confirming that (i) no amendments to the memorandum and articles of association of Buyer Guarantor have been made since a specified date; (ii) the resolutions of the board of directors of Buyer Guarantor authorizing the execution and performance of this Agreement and the General Purchase Agreement and the transactions contemplated hereby and thereby have been duly passed; and (iii) the incumbency and signatures of the representatives of Buyer Guarantor executing this Agreement, the General Purchase Agreement and any other documents delivered in connection therewith are valid and binding on Buyer Guarantor;
          (d) The Promissory Note duly executed by Buyer;
          (e) Opinion from Buyer’s Counsel substantially in the form attached hereto as EXHIBIT C;
          (f) The certificate contemplated by Section 10.1, duly executed by any authorized director of Buyer;
          (g) The certificate contemplated by Section 10.4, duly executed by any authorized director of Buyer Guarantor;
          (h) The General Purchase Agreement duly executed by Buyer and Buyer Guarantor; and
          (i) The Transition Services Agreement duly executed by Buyer.
     4.4. Seller’s Deliveries. Subject to fulfilment or waiver of the conditions set forth in ARTICLE X, at Closing, Seller shall deliver to Buyer all the following:
          (a) Copies of the articles of association and memorandum of association of Seller and the registrar’s certificate of good standing certified as true copies by any authorized director of Seller;
          (b) Certificate of any duly authorized director of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, confirming that (i) no amendments to the memorandum and articles of association of Seller have been made since a specified date; (ii) the resolutions of the board of directors of Seller and of the shareholder of Seller authorizing the execution and performance of this Agreement, Seller Ancillary Agreement, and the transactions contemplated hereby and thereby have been passed; and (iii) the incumbency and signatures of the representatives of Seller executing this Agreement and any Seller Ancillary Agreement are valid and binding on Seller;
          (c) Certificate of any duly authorized director of Seller Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, (i) attaching (1) a true and complete copy of the certificate of incorporation of Seller Guarantor, together with all amendments thereto, certified by the Secretary of State of the State of Delaware; (2) a true and complete copy of the by-laws of Seller Guarantor, together with all amendments thereto, certified as a true copy by such director of Seller Guarantor, and (3) the original long-form good standing certificate from the Secretary of State of the State of Delaware dated not more that 30 days prior to Closing and a bring-down good standing certificate from the Secretary of State of the State of Delaware dated not more than five days prior to Closing, and (ii) certifying that (1) no amendments to the articles of incorporation and by-laws of Seller Guarantor have been made since a specified date; (2) the resolutions of the board of directors of Seller Guarantor and of the shareholder of Seller Guarantor authorizing the execution and performance of this Agreement and the transactions contemplated hereby and thereby have been duly passed; and (3) the incumbency and signatures of the representatives of Seller Guarantor executing this Agreement, the General Purchase Agreement and any other documents delivered in connection herewith are valid and binding on Seller Guarantor;
          (d) Opinion from Seller’s Counsel substantially in the form attached hereto as Exhibit E;
          (e) Certificates of title (or like documents) and transfer documents with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title is required in order to transfer title;
          (f) The General Purchase Agreement duly executed by Seller and Seller Guarantor;
          (g) The Transition Services Agreement duly executed by Seller;
          (h) The certificates contemplated by Sections 9.1 and 9.2, duly executed by the authorized officer of Seller;
          (i) The certificate contemplated by Section 9.7, duly executed by any authorised director of Seller Guarantor;
          (j) Documents such as powers of attorney, land title deeds, certificates and other documents necessary to effect the transfer of title to each of the parcels of Owned Real Property, duly executed by Seller and in form and substance reasonably satisfactory to Buyer; and
          (k) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets.
In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER GUARANTOR
     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, as at the date hereof, Seller represents and warrants to Buyer and agrees as follows:
     5.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Thailand. No other jurisdiction has demanded, requested or otherwise indicated that Seller is required so to qualify on account of the ownership or leasing of the Purchased Assets or the conduct of the Business. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.
     True and complete copies of the articles of association and memorandum of association, the registrar’s affidavit of good standing and all amendments thereto of Seller have been delivered to Buyer.
     Seller is a wholly-owned indirect subsidiary of Seller Guarantor.
     5.2. Subsidiaries and Investments. Except as set forth in Schedule 5.2, Seller does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or (ii) control any corporation, partnership, joint venture or other entity which is involved in or relates to the Business.
     5.3. Authority of Seller.
          (a) Seller has full power and authority to execute, deliver and perform this Agreement and all of Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller’s board of directors and do not require any further authorization or consent of Seller or its shareholder. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.
          (b) Neither the execution and delivery of this Agreement or any of Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfilment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the memorandum of association or articles of association of Seller, (ii) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party relating to any of the Purchased Assets, (iii) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (iv) any Requirements of Laws affecting Seller or the Purchased Assets.

     5.4. Financial Statements. Seller has delivered to Buyer (i) the audited balance sheets of Seller as of September 30, 2006 and the related statements of income and cash flows for the periods then ended, together with the appropriate notes to such financial statements (the “Audited Financial Statements”), and (ii) the unaudited balance sheet of Seller and the related statements of income and cash flows for the period ended on the Balance Sheet Date (the “Balance Sheet”). Except as set forth in the notes thereto, (x) the Audited Financial Statements have been prepared in conformity with Thai generally accepted accounting principles consistently applied, and (y) the Audited Financial Statements present fairly the financial position and results of operations of Seller as of September 30, 2006 and (z) the Balance Sheet has been prepared in all material respects on a basis consistent with US generally accepted accounting principles subject to normal year-end audit adjustments.
     5.5. Operations Since Balance Sheet Date.
          (a) Except as set forth in Schedule 5.5(A), since the Balance Sheet Date, there has been:
     (i) no material adverse change in the value of the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller, and no fact or condition exists or to Seller’s Knowledge is contemplated or threatened which might reasonably be expected to cause such a change in the future; and
     (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business.
          (b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, Seller has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, Seller has not, in respect of the Business:
     (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from Seller or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Seller after the Balance Sheet Date, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;
     (ii) allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of Seller to vary in any material respect from the levels customarily maintained in the Business for any period; or
     (iii) instituted any increase in any compensation payable to any employee of Seller with respect to the Business or in any profit-sharing, bonus,

incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of Seller with respect to the Business other than changes made in accordance with normal compensation practices and consistent with past compensation practices in consultation with Buyer.
     5.6. No Undisclosed Liabilities. To Seller’s Knowledge, Seller is not subject, with respect to the Business or the Purchased Assets, to any liability (including, without limitation, unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet (subject to any normal year-end adjustments), other than (i) liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto (subject to any normal year-end adjustments) and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date or (ii) those, individually and in the aggregate, are not material to the Business.
     5.7. Taxes. (i) Seller has, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable, and (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets in respect of the periods to which they relate.
     5.8. Assets.
          (a) (i) Except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business. (ii) The Tangible Property is the absolute property of Seller free from all and any Encumbrances (save for Permitted Encumbrances).
          (b) The Tangible Property is in the possession of or under the control of Seller and is (subject to fair wear and tear and having regard to their age and use) in reasonable condition and working order and has been adequately maintained and serviced in the ordinary course and consistent with past practice of Seller.
          (c) Save as provided under Sections 2.2(n) and (p), the Business as currently operated by Seller does not require or use any services provided by any Affiliate of Seller.
     5.9. Governmental Permits.
          (a) Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called “Governmental Permits”), Schedule 5.9 sets forth a list of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Seller.
          (b) No condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of

Seller under any such Governmental Permit; and (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.
     5.10. Real Property. Schedule 5.10 contains a brief description of (i) each parcel of real property owned by Seller and used for the purposes of the Business (the “Owned Real Property”) (showing the record title holder, legal description, reference number, location, and any indebtedness secured by a mortgage or other Encumbrance thereon, and (ii) each option held by Seller to acquire any real property for use by Seller. Complete and correct copies of any title deeds with respect to each such parcel have heretofore been delivered by Seller to Buyer. The Owned Real Property has been constructed in accordance with the Building Permits.
     5.11. Condemnation. Neither the whole nor any part of the Owned Real Property or any real property leased, used or occupied by Seller in connection with the Business is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
     5.12. Personal Property. Schedule 5.12 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by Seller as at July 1, 2007 (the “Personal Property”) and having an original cost of US$10,000 or more (and includes some items having an original cost of less than US$10,000 but excludes (i) the materials referred to in Section 2.1(a) and used in or relating to the Business and (ii) the assets referred to in Section 2.2(n)).
     5.13. Personal Property Leases. Schedule 5.13 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the monthly rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business.
     5.14. Title to Property. Seller has good and valid legal title in freehold to all Owned Real Property, all buildings, structures and other improvements thereon, and all Personal Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4 and registration of such instruments with the relevant Governmental Body, as applicable, and upon compliance with such procedural formalities as may be prescribed by law, Seller will thereby transfer to Buyer good title in freehold to the Owned Real Property, all buildings, structures and other improvements thereon, and all Personal Property, in each case subject to no Encumbrances, except for Permitted Encumbrances.
     5.15. Employees and Related Agreements.
          (a) Except as described in Schedule 5.15, Seller is not, with respect to the Business, a party to or bound by any oral or written:
     (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by Seller without premium or penalty on notice of 30 days or less under which the only monetary obligation of Seller is to make current wage or salary payments, severance payments, provident fund entitlements, pro rated year end bonus payments, unused vacation payments, stock option entitlements and retirement entitlements), or covenants not to compete; or
     (ii) stock option, stock purchase, bonus or other incentive plan or agreement.
          (b) A list of (i) all employees of Seller whose then current annual compensation was in excess of Thai Baht 600,000; (ii) the then current annual compensation of, and a description of the fringe benefits provided by Seller to any such employees was delivered to Buyer on July 4 and 7, 2007. Access to all employee contracts and records has been provided to Buyer prior to the date hereof.
          (c) To Seller’s Knowledge, there are no situations with respect to the Business which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of the US Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (v) any investigation by the U.S. Securities and Exchange Commission or any other federal, state or local government agency or authority.
     5.16. Employee Relations. Except as set forth in Schedule 5.16, Seller has complied in respect of the Business with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with its employees are satisfactory. Seller is not a party to, and to its Knowledge is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller. Seller is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller. Schedule 5.16 sets forth a description of any union organized or election activities involving any non-union employees of Seller which have occurred since January 2005 or any such activities which to the Knowledge of Seller, are threatened as of the date hereof.
     5.17. Contracts. Other than the agreements listed in Schedules 5.13 and 5.17 (collectively, the “Seller Agreements”) as well as the employment contracts made between Seller and its employees and any purchase orders issued by the Seller, as at July 13, 2007, Seller is not party to or bound by any other contract, commitment or arrangement in connection with the Business at such date. Complete and correct copies of each of Seller Agreements have heretofore been delivered to Buyer by Seller.
     5.18. Status of Contracts. Each of the contracts and other agreements listed in Schedule 5.18 (collectively, the “Selected Agreements”) constitutes a valid and binding obligation of Seller and to the Knowledge of Seller, the parties thereto, and is in full force and effect except for those Selected Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date. Seller is not currently renegotiating the terms and conditions of any of the Selected Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Selected Agreements have heretofore been delivered to Buyer by Seller.
     5.19. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.19:
          (a) the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;
          (b) Seller has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business;
          (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or the Business nor, to the Knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Business;
          (d) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened against Seller which questions the legality or propriety of the transactions contemplated by this Agreement; and
          (e) to the Knowledge of Seller, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business.
     5.20. Environmental Matters. Except as set forth in Schedule 5.20:
          (a) the operations of the Business and the Purchased Assets comply with all applicable Environmental Laws;
          (b) Seller has, in respect of the Business and the Purchased Assets, obtained all material environmental, health and safety Governmental Permits necessary for its operation, and all such Governmental Permits are in good standing and Seller is in material compliance with all terms and conditions of such permits;
          (c) none of Seller, with respect to the Business and the Purchased Assets, nor any of the present Tangible Property or operations, or the past Tangible Property or operations, is subject to any on-going investigation by, order from or agreement with any Person respecting (i) any applicable Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;
          (d) Seller is not, with respect to the Business and the Purchased Assets, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any applicable Environmental Law;
          (e) Seller has not, with respect to the Business and the Purchased Assets, filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;
          (f) Seller is in compliance with all applicable Environmental Laws related to:

     (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under the applicable Environmental Laws; or
     (ii) any underground storage tank or surface impoundment or landfill or waste pile.
          (g) Seller has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant; and
          (h) no Environmental Encumbrance has attached to any Tangible Property.
     5.21. Insurance. Schedule 5.21 sets forth a list and brief description (including nature of coverage, limits, premiums and the loss experience for the most recent two years with respect to each type of coverage) of all policies of insurance maintained, owned or held by Seller on the date hereof with respect to the Tangible Property.
     5.22. Suppliers. Set forth in Schedule 5.22 hereto is a list of names and addresses of the ten largest suppliers (measured by dollar volume of sales) of Seller in respect of the Business and the percentage of aggregate purchases of Seller which each such supplier represents or represented during each of the years ended 2005 and 2006 and the period January 2007 through June 2007. Except as set forth in Schedule 5.22, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Seller with any supplier or group of suppliers which is a party to a Selected Agreement.
     5.23. Intellectual Property. Save as set forth in Schedules 2.1(h) and 5.23 and excluding Intellectual Property owned by customers of Seller which are used to process orders placed by such customers with Seller, no other Intellectual Property is owned or held by Seller for the purposes of the Business.
     5.24. Disclosure. None of the information contained in the Schedules to this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
     5.25. Updating to Closing. If the Closing is effected, Seller further warrants and undertakes to and with Buyer that the representations and warranties in this ARTICLE V (subject to any Buyer Agreed Changes) will be true and accurate in all material respects (without having regard to any material qualifiers in any individual representations and warranties), and not misleading at the Closing Date (except for those representations and warranties that are expressly made as of a date other than the signing date or the Closing Date) as if they had been given again at the Closing Date.
5A. Seller Guarantor’s Representations And Warranties. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller Guarantor hereby represents and warrants to Seller and agrees as follows:
          (a) Organization of Seller Guarantor. Seller Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware of the United States of America and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

          (b) Authority of Seller Guarantor. Seller Guarantor has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller Guarantor have been duly authorized and approved by Seller Guarantor’s board of directors and do not require any further authorization or consent of Seller Guarantor or its shareholders. This Agreement has been duly authorized, executed and delivered by Seller Guarantor and is the legal, valid and binding agreement of Seller Guarantor enforceable in accordance with its terms.
          (c) No Conflict. Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfilment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the memorandum of association or articles of association of Seller Guarantor, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller Guarantor is a party is subject or by which Seller Guarantor is bound, (iii) any Court Order to which Seller Guarantor is a party is subject or by which Seller Guarantor is bound, or (iv) any Requirements of Laws affecting Seller Guarantor.
          (d) Pending Proceedings. There is no action, suit or proceeding pending or, to the Knowledge of Seller Guarantor, threatened against Seller Guarantor which questions the legality or propriety of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER GUARANTOR ISSUER
     6.1. Buyer’s Representations and Warranties. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof, Buyer hereby represents and warrants to Seller and agrees as follows:
          (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Thailand and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          (b) Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and all of Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Promissory Note and Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of Buyer Ancillary Agreements and the Promissory Note has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

          (c) No Conflict. Neither the execution and delivery of this Agreement, the Promissory Note or any of Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfilment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the memorandum of association or articles of association of Buyer, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party is subject or by which Buyer is bound, (iii) any Court Order to which Buyer is a party is subject or by which Buyer is bound, or (iv) any Requirements of Laws affecting Buyer.
          (d) Pending Proceedings. There is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement, the Promissory Note or any of Buyer Ancillary Agreements.
     6.2. Buyer Guarantor’s Representations and Warranties. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer Guarantor hereby represents and warrants to Seller and agrees as follows:
          (a) Organization of Buyer Guarantor. Buyer Guarantor is a corporation duly organized validly existing under the laws of Singapore and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
          (b) Authority of Buyer Guarantor. Buyer Guarantor has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer Guarantor has been duly authorized and approved by Buyer Guarantor’s board of directors and do not require any further authorization or consent of Buyer Guarantor or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer Guarantor and is the legal, valid and binding agreement of Buyer Guarantor enforceable in accordance with its terms.
          (c) No Conflict. Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfilment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the memorandum of association or articles of association of Buyer Guarantor, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer Guarantor is a party is subject or by which Buyer Guarantor is bound, (iv) any Court Order to which Buyer Guarantor is a party is subject or by which Buyer Guarantor is bound, or (v) any Requirements of Laws affecting Buyer Guarantor.
          (d) Pending Proceedings. There is no action, suit or proceeding pending or, to the Knowledge of Buyer Guarantor, threatened against Buyer Guarantor which questions the legality or propriety of the transactions contemplated by this Agreement.

ARTICLE VII
ACTION PRIOR TO THE CLOSING DATE
     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
     7.1. Investigation of Seller by Buyer.
          (a) Seller shall afford the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit if determined to be desirable) of Seller to the extent Buyer shall deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets and the Business as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in ARTICLE IX have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder.
          (b) If in the course of investigation by Buyer pursuant to paragraph (a) above, Buyer discovers any fact, matter or circumstance which constitutes a material breach of any of the representations and warranties of Seller in ARTICLE V or any of the covenants hereunder, Buyer shall notify Seller in writing as soon as practicable.
     7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in ARTICLE V or VI of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller which would have been listed in Schedule 5.19 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.
     7.3. Consents of Third Parties; Governmental Approvals.
          (a) Seller shall use all reasonable endeavours to assist Buyer in obtaining, before and/or after the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Selected Agreement required to be obtained to assign, transfer or novate any such Agreements to Buyer provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall use all reasonable endeavours to obtain the consents, in form and substance reasonably satisfactory to Buyer, from any party to any Key Contract to satisfy the condition set forth in Section 9.5.
          (b) During the period prior to the Closing Date, Buyer shall use all reasonable endeavours to obtain, and Seller shall use all reasonable endeavours to cooperate with Buyer to assist Buyer to obtain, all necessary Governmental Permits and Quality Standard Certificate required under any Government Permit to enable Buyer to carry on the Business after the Closing Date, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 1.1; provided that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.
     7.4. Operations Prior to the Closing Date.
          (a) Seller shall operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in their present condition and repair (fair wear and tear excepted) and shall use all reasonable efforts consistent with good business practice to maintain the business organization of Seller intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, distributors and others having business relations with the Business. In connection therewith, Seller shall not, without the prior written approval of Buyer (i) transfer or cause to be transferred from Seller any employee, or (ii) offer employment after the Closing Date to any employee of the Seller other than the Remaining Employees without the prior written consent of Buyer (iii) otherwise attempt to persuade any such person to terminate his or her relationship with Seller, other than for cause in the ordinary course of business.
          (b) Unless expressly contemplated by this Agreement or except with the express written approval of Buyer, Seller shall not:
     (i) make any change in the Business or the operations of Seller;
     (ii) enter into any contract for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 5.10;
     (iii) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;
     (iv) allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of Seller to vary in any material respect from the levels customarily maintained in the Business;
     (v) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, provident fund or other employee benefit plan with respect to employees of Seller other than changes made in accordance with normal practices and consistent with past practices in consultation with Buyer; or
     (vi) change the compensation of the employees of Seller, other than changes made in accordance with normal compensation practices and consistent with past compensation practice.
     7.5. Notification by Seller of Certain Matters. During the period prior to the Closing Date, Seller will promptly advise Buyer in writing of (i) any material adverse change in the condition of the Purchased Assets or the Business, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, or (iii) any material default under any Selected Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has Knowledge.
     7.6. Insurance. Seller shall keep or cause each insurance policy set forth in Schedule 5.21 or comparable insurance to be kept in full force and effect up to and including the Closing Date.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1. Covenant Not to Compete or Solicit Business. In furtherance of the sale of the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Seller covenants and agrees that, for a period ending on the date falling 36 months after the Closing Date, neither Seller nor any of its Affiliates will:
          (a) directly or indirectly (whether as principal, agent, independent contractor, partner, shareholder or otherwise) own, manage, operate, control, participate in, or otherwise carry on, or set up a semiconductor assembly and testing facility anywhere in Thailand; or
          (b) induce or attempt to persuade any employee or supplier of goods or services of Buyer to terminate such employment or such business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;
provided, however, that nothing set forth in this Section 8.1 shall prohibit Seller or its Affiliates (x) from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange. In addition, Seller covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates. Seller acknowledges that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other equitable remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
     8.2. Taxes.
          (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
          (b) Notwithstanding Section 8.2(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be paid by Seller; provided however that Buyer agrees to pay any and all value added Tax related to the sale or transfer of the Purchased Assets. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.
          (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.
     8.3. Discharge of Seller’s Liabilities. Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to this Agreement, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller or the Business other than liabilities and obligations so expressly assumed by Buyer pursuant to this Agreement.
     8.4. Employees.
          (a) Other than the Identified Employees, Buyer and Seller shall use all reasonable efforts to transfer to Buyer all of the employees of Seller and their respective entitlements, including all severance and retirement seniority as may be prescribed by the laws of Thailand, such transfer to be effected in each case by the execution of a Transfer of Employment Agreement by Seller, Buyer and each such employee, and a separate employment agreement on terms to be agreed between Buyer and each such employee. Buyer agrees to offer employment packages to each such employee that are similar (but not identical) to the employment packages such employee received immediately prior to the Closing. Buyer shall recognize all accrued years of service and seniority of any employee employed by Seller up to the time such employee is transferred to Buyer in connection with the sale of the Business (“Transferred Employee”).
          (b) Buyer acknowledges that it shall be bound by any severance payment obligations of any Transferred Employee as may be prescribed by the laws of Thailand in the event that such employee is laid-off or retrenched by Buyer subsequent to employment by Buyer. Seller acknowledges that it shall be bound by any severance payment obligations of any Remaining Employee in the event that such employee is laid-off or retrenched by Seller.
          (c) Subject to paragraphs (a) and (b) above, Seller shall be responsible for any and all liabilities due to or accruing in respect of any of the employees of Seller up to and including the Closing Date (arising under any agreement or any law, rule or regulation in respect of accrued salary, wages, bonuses, holiday pay and sick leave; accrued entitlements to long service leave); and payment for any notice period required by any law, rule or regulation or contract as well as any other remuneration or entitlement arising out of employment or its termination.
          (d) In furtherance of the intention set out in paragraph (a) above, Seller and Buyer shall co-operate with each other and take all necessary action and consider appropriate arrangements to transfer the retirement fund, provident fund and other employment-related vested entitlements of the Transferred Employees to Buyer (to the extent such transfer is permissible under the applicable laws of Thailand) in accordance with the rules and regulations (if any) of each such fund such that nothing shall require or cause Seller to expend additional funds, incur additional costs or assume additional liabilities in the event, which it otherwise would not have expended, incurred or assumed if not for the transfer of such funds. All such funds upon their transfer shall be administered by Buyer in its name and at its cost for the benefit of the Transferred Employees. Seller and Buyer agree that they shall co-operate to effect all these transfers to minimise any costs, expenses and liabilities which may be incurred by Buyer arising therefrom.
          (e) In addition, Seller and Buyer agree to work in good faith to develop a goodwill/retention plan with a view to incentivising as many employees of Seller as possible to accept Buyer’s offer of employment. To this end, Seller and Buyer further agree that subject to and conditional upon such Transferred Employee executing a Transfer of Employment Agreement with Seller and Buyer as well as a separate employment agreement with Buyer on or before Closing, Buyer shall (on its and Seller’s behalf) pay each Transferred Employee a sign-on bonus of between three to five months’ salary of such Transferred Employee based on such formula as may be agreed between Seller and Buyer (“Transferred Employees Bonus Payments”), provided that such Transferred Employee shall not be entitled to or receive any other payments or remuneration from Seller or Buyer upon accepting employment with Buyer. A portion of the Transferred Employees Bonus Payments shall be funded and borne by Seller up to US$3.2 million or such larger amount as may be mutually agreed between Seller and Buyer in good faith (except if the aggregate Transferred Employees Bonus Payments shall be less than US$3.2 million, such lesser amount) (“Seller-borne Bonus Payments”) and shall be deducted from the Last Instalment. If the aggregate Transferred Employees Bonus Payments exceeds US$3.2 million or such larger amount as may be mutually agreed between Seller and

Buyer in good faith, such excess portion of the Transferred Employees Bonus Payments shall be funded and borne by Buyer.
     (f) Without prejudice and subject to the foregoing provisions of paragraph (a) above, Seller and Buyer agree to work in good faith in consultation with the existing management team of the Business in Thailand to identify the employees of Seller who should be employed by each of them following Closing so that Seller and Buyer will be able to carry on their respective businesses effectively after Closing.
     8.5. Seller Guarantor’s Guarantee.
          (a) In consideration of the mutual covenants and provisions contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Seller Guarantor hereby unconditionally and irrevocably guarantees to Buyer the due and punctual performance and observance by Seller of all of its obligations, commitments and undertakings under and/or pursuant to this Agreement and agrees to indemnify Buyer against all loss, damage, costs and expenses which Buyer may suffer through or arising from any breach by Seller of its obligations, commitments or undertakings under or pursuant to this Agreement. The liability of Seller Guarantor under this Section 8.5 shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by Seller Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed, any granting of time for such performance, or the termination of this Agreement by Buyer under any provision entitling Buyer to terminate this Agreement.
          (b) If and whenever Seller defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by Seller under or pursuant to this Agreement, and continues to be in default 10 Business Days after Buyer’s written notice to Seller to remedy such default, Seller Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Buyer as it would have received if such obligation or liability had been duly performed and satisfied by Seller.
          (c) This guarantee is to be a continuing guarantee and accordingly is to remain in force, notwithstanding the termination of this Agreement until all the obligations, commitments and undertakings of Seller to in Section 8.5(a) shall have been performed or satisfied.
          (d) As a separate and independent stipulation, Seller Guarantor agrees that any obligation expressed to be undertaken by Seller which may not be enforceable against or recoverable from Seller by reason of any legal limitation, disability or incapacity on or of Seller or any other fact or circumstance shall nevertheless be enforceable against and recoverable from Seller Guarantor as though the same had been incurred by Seller Guarantor and Seller Guarantor was the sole or principal obligor in respect thereof and shall be performed or paid or procured to be performed and paid by Seller Guarantor on demand.
          (e) If any payment (or part thereof) made by Seller is avoided or reduced as a result of insolvency or any similar event:

     (i) the liability of Seller Guarantor under this guarantee shall continue as if the avoidance or reduction had not occurred; and
     (ii) Buyer shall be entitled to recover the value or amount of that payment from Seller Guarantor, as if that avoidance or reduction had not occurred.
          (f) To the extent that nothing in this paragraph (f) conflicts or is inconsistent with the foregoing provisions of this Section 8.5 (in which event the foregoing provisions of this Section 8.5 shall prevail), Seller Guarantor acknowledges and agrees that it shall have none of the rights referred to in Sections 688, 689, 690, 692, 694, 697, 698, 699 and 700 of the Civil and Commercial Code of Thailand, or any restatement or re-enactment thereof and irrevocably waives all of the following:
(i)	any right to receive a demand or notice of non-performance or other default, in respect of any of Seller’s liabilities guaranteed hereunder;

(ii)	any requirement that Seller must first be called upon to perform its obligations to Buyer even if it could be proved that Seller has the means to perform its obligations;

(iii)	any requirement that Buyer prior to exercising any right under this guarantee takes proceedings or exercises any rights or remedies (including the making or filing of any claim or proof in any winding up, dissolution, bankruptcy or debt restructuring) against Seller or any other person, property or security, including any other guarantor or person liable for any part of the obligations of Seller hereby guaranteed;

(iv)	any right that Seller Guarantor may have to raise defences to which Seller may be entitled against Buyer including any defence that Seller or its representatives may have lacked the capacity or authority to incur all or any of the obligations of Seller or may have incurred all or any of such obligations by mistake;

(v)	the absence of, or any lack of formality or irregularity in the corporate powers of Seller or the exercise thereof;

(vi)	any right of subrogation with regard to the obligations of Seller until Buyer shall have received performance in full thereof; and

(vii)	any defence or right consequent upon any extension of time granted by Buyer in exercising any right against Seller.
     8.6. Buyer Guarantor’s Guarantee.
          (a) In consideration of the mutual covenants and provisions contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Buyer Guarantor hereby unconditionally and irrevocably guarantees to Seller the due and punctual payment by Buyer of the Purchase Price (including payment under the Promissory Note) in accordance with ARTICLE 4.2 and agrees to indemnify Seller against all loss, damage, costs and expenses which Seller may suffer through or arising from any breach by Buyer of its obligations to pay the Purchase Price (the “Payment Obligation”). The liability of Buyer Guarantor under this Section 8.6 shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by Buyer Guarantor) affecting the Purchase Price, any forbearance, neglect or delay in seeking performance of the Payment Obligation, any granting of time for such performance, or the termination of this Agreement by Seller under any provision entitling Seller to terminate this Agreement.
          (b) If and whenever Buyer defaults for any reason whatsoever in the performance of its Payment Obligation, and continues to be in default 10 Business Days after Seller’s written notice to Buyer to remedy such default, Buyer Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Payment Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Seller as it would have received if such Payment obligation had been duly performed and satisfied by Buyer.
          (c) This guarantee is to be a continuing guarantee and accordingly is to remain in force, notwithstanding the termination of this Agreement until the Payment Obligation shall have been performed or satisfied.
          (d) As a separate and independent stipulation, Buyer Guarantor agrees that if the Payment Obligation is not enforceable against or recoverable from Buyer by reason of any legal limitation, disability or incapacity on or of Buyer or any other fact or circumstance, it shall nevertheless be enforceable against and recoverable from Buyer Guarantor as though the same had been incurred by Buyer Guarantor and Buyer Guarantor was the sole or principal obligor in respect thereof and shall be performed or paid or procured to be performed and paid by Buyer Guarantor on demand.
          (e) If any payment made by Buyer is avoided or reduced as a result of insolvency or any similar event:
     (i) the liability of Buyer Guarantor under this guarantee shall continue as if the avoidance or reduction had not occurred; and
     (ii) Seller shall be entitled to recover the value or amount of that payment from Buyer Guarantor, as if that avoidance or reduction had not occurred.
          (f) To the extent that nothing in this paragraph (f) conflicts or is inconsistent with the foregoing provisions of this Section 8.6 (in which event the foregoing provisions of this Section 8.6 shall prevail), Buyer Guarantor acknowledges and agrees that it shall have none of the rights referred to in Sections 688, 689, 690, 692, 694, 697, 698, 699 and 700 of the Civil and Commercial Code of Thailand, or any restatement or re-enactment thereof and irrevocably waives all of the following:
(i)	any right to receive a demand or notice of non-performance or other default, in respect of any of Buyer’s liabilities guaranteed hereunder;

(ii)	any requirement that Buyer must first be called upon to perform its obligations to Seller even if it could be proved that Buyer has the means to perform its obligations;

(iii)	any requirement that Seller prior to exercising any right under this guarantee takes proceedings or exercises any rights or remedies (including the making or filing of any claim or proof in any winding up, dissolution, bankruptcy or debt restructuring) against Buyer or any other person, property or security, including any other guarantor or person liable for any part of the obligations of Buyer hereby guaranteed;

(iv)	any right that Buyer Guarantor may have to raise defences to which Buyer may be entitled against Seller including any defence that Buyer or its representatives may have lacked the capacity or authority to incur all or any of the obligations of Buyer or may have incurred all or any of such obligations by mistake;

(v)	the absence of, or any lack of formality or irregularity in the corporate powers of Buyer or the exercise thereof;

(vi)	any right of subrogation with regard to the obligations of Buyer until Seller shall have received performance in full thereof; and

(vii)	any defence or right consequent upon any extension of time granted by Seller in exercising any right against Buyer.
     8.7. Royalty Free License. Seller shall grant to Buyer an irrevocable royalty-free, non-exclusive, license of unlimited duration to use any and all of the Software licence in Schedule 2.1(h) . Buyer shall have no right to sublicense such licence. Seller and Seller’s Affiliate shall have full access and rights of use on all improvements made on such Software licence without charge.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     9.1. No Misrepresentation or Breach of Covenants and Warranties — Seller. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein and the representations and warranties of Seller contained or referred in ARTICLE V shall be true and correct in all material respects (without having regard to any material qualifiers in any individual representation and warranty) on the Closing Date (except for those representations and warranties that are expressly made as of a date other than the signing date or Closing Date) as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted in writing by Buyer under Section 7.4 (collectively, “Buyer Agreed Changes”); and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by any authorized director of Seller.
     9.2. No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Purchased Assets, the Business or the operations, liabilities, profits, prospects or condition (financial or otherwise) of Seller; (b) no material adverse legislative or regulatory change affecting the Business or its products or services; and (c) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of Seller by any authorized director of Seller.
     9.3. No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
     9.4 Necessary Approvals. Buyer shall have received the approvals or transfers of Government Permits set forth on Schedule 9.4.
     9.5 Necessary Consents. Seller shall have entered into assignment or novation agreements or arrangements with respect to certain Selected Agreements set forth in Schedule 9.5 (“Key Contracts”), in form and substance reasonably satisfactory to Buyer duly signed by the other parties to each Key Contract.
     9.6 General Purchase Agreement. The General Purchase Agreement is in Agreed Form.
     9.7 No Misrepresentation or Breach of Covenants and Warranties — Seller Guarantor. There shall have been no material breach by Seller Guarantor in the performance of any of its covenants and agreements herein and the representations and warranties of Seller Guarantor contained or referred to in Section 5A shall be true and correct in all material respects (without having regard to any material qualifiers in any individual representation and warranty) on the Closing Date as though made on the Closing Date, except for Buyer Agreed Changes; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of Seller Guarantor by an authorised director of Seller Guarantor.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     10.1. No Misrepresentation or Breach of Covenants and Warranties — Buyer. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein and the representations and warranties of Buyer contained or referred to in Section 6.1 shall be true and correct in all material respects (without having regard to any material qualifiers in any individual representation and warranty) on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement (collectively, “Seller Agreed Changes”); and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by any authorized director of Buyer.
     10.2. No Restraint or Litigation. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
     10.3. Necessary Approvals. Buyer shall have received the approvals set forth on Schedule 9.4.
     10.4. No Misrepresentation or Breach of Covenants and Warranties — Buyer Guarantor. There shall have been no material breach by Buyer Guarantor in the performance of any of its covenants and agreements herein and the representations and warranties of Buyer Guarantor contained or referred to in Section 6.2 shall be true and correct in all material respects (without having regard to any material qualifiers in any individual representation and warranty) on the Closing Date as though made on the Closing Date, except for Seller Agreed Changes; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer Guarantor by an authorised director of Buyer Guarantor.
ARTICLE XI
INDEMNIFICATION
     11.1. Indemnification by Seller.
          (a) Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred by Buyer in connection with or arising from:
(i) any breach by Seller of any of its covenants or obligations in this Agreement; or
(ii) any breach of any warranty or the inaccuracy of any representation of Seller or Seller Guarantor contained in ARTICLE V or in any certificate delivered by or on behalf of Seller or Seller Guarantor pursuant hereto; and
(iii) any liability of Seller in respect of the Business not assumed by Buyer under Section 2.3.
          (b) Seller shall not be liable for any claim to the extent that the breach giving rise to such claim has been remedied in full without cost or loss to Buyer within 30 days following receipt by Seller of notice from Buyer under Section 11.1(c).

          (c) Buyer shall notify Seller in writing of any claim alleged in respect of a breach described in Section 11.1(a). If Closing has occurred and subject to the limitations set forth in this ARTICLE XI, then upon notice to Seller of any claim of such a breach, Buyer shall allow, without prejudice to the validity of such alleged claim, Seller and its representatives to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose, Buyer shall use its reasonable endeavours to take all such action and give all such information, documentation and assistance including reasonable access to premises and personnel, and the right to examine and copy or photograph assets, accounts, documents, books and records, invoices and receipts and to undertake such investigations or inquiries as Seller or its representatives may reasonably request.
     11.2. Indemnification by Buyer.
          (a) Buyer agrees to indemnify and hold harmless Seller from and against any and all Losses and Expenses incurred by Seller in connection with or arising from:
     (i) any breach by Buyer of any of its covenants or obligations in this Agreement; or
     (ii) any breach of any warranty or the inaccuracy of any representation of Buyer or Buyer Guarantor contained in ARTICLE VI or in any certificate delivered by or on behalf of Buyer or Buyer Guarantor pursuant hereto;
          (b) Buyer shall not be liable for any claim to the extent that the breach giving rise to such claim has been remedied in full without cost or loss to Seller within 30 days following receipt by Buyer of notice from Seller under Section 11.2(c).
          (c) Seller shall notify Buyer in writing of any claim alleged in respect of a breach described in Section 11.2(a). If Closing has occurred and subject to the limitations set forth in this ARTICLE XI, then upon notice to Buyer of any claim of such a breach, Seller shall allow, without prejudice to the validity of such alleged claim, Buyer and its representatives to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose, Seller shall use its reasonable endeavours to take all such action and give all such information, documentation and assistance including reasonable access to premises and personnel, and the right to examine and copy or photograph assets, accounts, documents, books and records, invoices and receipts and to undertake such investigations or inquiries as Buyer or its representatives may reasonably request.
     11.3. Time Limitations.
          (a) If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any representation, or warranty, or covenant or obligation to be performed and complied under this Agreement, unless on or before the date 24 months after the Closing Date (the “Cut-off Date”), Buyer notifies Seller of a claim specifying the breach and the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided however there shall be no time limitation in respect of (i) any claim under Sections 2.4, 5A, 5.1, 5.3, 5.7, 5.8(a)(ii), 5.14, 8.1, 8.2 and 8.3 (the “Buyer Specified Claims”) or (ii) any matter involving fraud.

          (b) If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed or complied with under this Agreement, unless on or before the Cut-off Date, Seller notifies Buyer of a claim specifying the breach and the factual basis of that claim in reasonable detail to the extent then known by Seller; provided however there shall be no time limitation in respect of (i) any claim under Sections 2.3, 6.1, 6.2, 8.2 and 8.3 (the “Seller Specified Claims”) or (ii) any matter involving fraud. FOR THE AVOIDANCE OF DOUBT, no time limitation shall apply in respect of any claim under the Promissory Note.
     11.4. Limitations on Amount – Seller.
          (a) Seller shall have no liability (for indemnification or otherwise) with respect to matters described in Section 11.1(a)(ii) until the total of all Losses and Expenses of Buyer which Seller is liable exceeds US$500,000, and Seller shall then be liable for such amount of Losses and Expenses including US$500,000 subject to all applicable restrictions under this ARTICLE XI; provided further that no individual claim (or series of claims arising from substantially identical facts or circumstances) of Buyer shall constitute “Losses and Expenses” hereunder unless it is of an amount in excess of US$10,000 (or its equivalent). However this Section 11.4(a) shall not apply to (i) any Buyer Specified Claims or (ii) any matter involving fraud.
          (b) The aggregate liability for any and all Loss and Expense of Buyer payable by Seller under this Agreement shall not exceed the aggregate of US$50,000,000 provided however there shall be no limitation on liability in respect of (i) any Buyer Specified Claims or (ii) any matter involving fraud.
     11.5. Limitation on Amount — Buyer.
          (a) Buyer shall have no liability (for indemnification or otherwise) with respect to matters described in Section 11.2(a)(ii) until the total of all reasonable and verifiable Loss and Expense of Seller which Buyer is liable for exceeds US$500,000 and then Buyer shall be liable for such amount of Loss and Expense including US$500,000 subject to all the applicable restrictions under this ARTICLE XI; provided further that no individual claim (or series of claims arising from substantially identical facts or circumstances) shall constitute “Losses and Expenses” hereunder unless of an amount in excess of US$10,000 (or its equivalent). However this Section 11.5(a) shall not apply to (i) any Seller Specified Claim or under the Promissory Note, or (ii) any matter involving fraud.
          (b) The aggregate liability for any and all Loss and Expense of Seller payable by Buyer under this Agreement shall not exceed the aggregate of US$50,000,000 provided however there shall be no limitation on liability in respect of (i) any Seller Specified Claims or under the Promissory Note or (ii) any matter involving fraud.

     11.6. Notice of Claims.
          (a) Any of Buyer or Seller (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
          (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE XI shall be determined (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final award issued by the arbitration tribunal pursuant to Section 13.15; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.
     11.7. Third Person Claims.
          (a) Promptly after receipt by an Indemnified Party of notice of a claim in writing against it by a third party, such Indemnified Party shall, if a claim is to be made against an Indemnifying Party under Sections 11.1 or 11.2, give notice to the Indemnifying Party of such claim in accordance with the procedures required under Section 11.1(c) or 11.2(c), as the case may be.
          (b) If any claim referred to in Section 11.7 is brought against an Indemnified Party and a proceeding is commenced, the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent that it is able and wishes, to assume the defence of such proceeding at its cost with counsel reasonably satisfactory to the Indemnified Party. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within 15 Business Days after such notice, give notice to the Indemnified Party of its election to assume the defence of such proceeding, the Indemnifying Party shall be bound by any determination made in such proceeding only if the claims by the Indemnifying Party are within the scope of Sections 11.1 or 11.2 (as the case may be) and subject to indemnification and for the avoidance of doubt, it shall not be assumed that for the purposes of this Agreement that the claims made in such proceeding are within the scope of Sections 11.1 or 11.2 (as the case may be) and subject to indemnification.
          (c) If the Indemnifying Party assumes the defence of a proceeding, (i) it shall be conclusively established for the purposes of this Agreement that the claims made in that proceeding are within the scope and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (iii) the Indemnified Party shall not be entitled to make any separate or collateral claim against the Indemnifying Party with respect to any matter being defended by the Indemnifying Party in accordance with this Agreement provided the Indemnified Party has not suffered any Losses in respect thereof; and (iv) the Indemnified Party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.
          (d) Notwithstanding the foregoing, if an Indemnifying Party assumes the defence of a proceeding and if the Indemnified Party determines in good faith that there is a reasonable probability that such proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding. However, the Indemnifying Party shall not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent, which may not be unreasonably withheld.
     11.8. Exclusion of Certain Losses.
          (a) The amount for which Buyer may be entitled to seek indemnification pursuant to this Agreement will be reduced by the amount of any insurance proceeds or other payment from a third party actually received by Buyer and the amount of any deduction, credit or other Tax benefit that Buyer may recognize with respect to its Losses (after giving effect to the Tax effect of such indemnification payments). If Buyer, after having received any indemnification payment pursuant to this Agreement with respect to a claim permitted hereunder, subsequently receives any insurance proceeds or other payment or recognizes any Tax benefit with respect to such claim, Buyer will promptly refund and pay to Seller an amount equal to such insurance proceeds, payment or Tax benefit.
          (b) Seller will not have any liability (for indemnification or otherwise) for any claims directly arising out of:
     (i) any act or omission of Buyer or its representatives up to the Closing Date (other than as contemplated by this Agreement) or occurring as a result of a breach by Buyer of its obligations under this Agreement;
     (ii) any act or omission of Seller carried out with Buyer’s written approval or at the written request of Buyer after the date of this Agreement; or
     (iii) relating to or arising out of any act or omission of Buyer or any of their representatives after the Closing Date.
          (c) Buyer shall not be entitled to recover Losses or Expenses or obtain payment, reimbursement, restitution or indemnity more than once for the same breach hereunder.
     11.9. Exclusive Remedy.
          (a) Buyer acknowledges that the potential liability of Seller under or in connection with this Agreement and the transactions contemplated hereunder will be limited as provided in this Agreement and/or the Related Agreements.

          (b) Buyer and Seller agree that save as otherwise expressly provide in this Agreement, the indemnification provisions contained in this ARTICLE XI will constitute the sole and exclusive remedies of Buyer and Seller for all matters arising in connection with the sale of the Purchased Assets and the Business, including any breach of any representation, warranty, covenant or obligation contained in this Agreement, except in the case of fraud.
     11.10. No Extraordinary Damages. Neither party shall be liable for consequential, incidental, special, punitive, or exemplary damages, lost opportunity, damage to business reputation or other business interruption damages, in tort or contract, under any indemnity provision or otherwise with respect to any claim, controversy or dispute arising under this Agreement, except in the case of fraud.
     11.11. Related Agreements. None of the provisions of this ARTICLE XI shall apply to or restrict in any way any of the claims by any of Buyer or Seller under such Related Agreements.
ARTICLE XII
TERMINATION
     12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual consent of Buyer and Seller;
          (b) by Buyer or Seller if the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before 1 December 2007 (or such later date as may be mutually agreed to by Buyer and Seller);
          (c) by Buyer in the event of (i) any material breach by Seller of any of Seller’s representations or warranties, covenants or obligations contained herein (subject to Buyer Agreed Changes) and the failure of Seller to cure such breach within 10 Business Days after receipt of notice from Buyer requesting such breach to be cured or (ii) any failure of the conditions set out in ARTICLE IX; or
          (d) by Seller in the event of (i) any material breach by Buyer of any of Buyer’s representations or warranties covenants or obligations contained herein (subject to Seller Agreed Changes) and the failure of Buyer to cure such breach within 10 Business Days after receipt of notice from Seller requesting such breach to be cured (ii) or any failure of the conditions set out in ARTICLE X.
     12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other parties to this Agreement.
     12.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this ARTICLE XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to any other party, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement nor prejudice any rights or remedies a party may have under general law.
ARTICLE XIII
GENERAL PROVISIONS
     13.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall, subject to ARTICLE XI, survive the consummation of the transactions contemplated by this Agreement
     13.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of non-public documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
     13.3. No Public Announcement. Neither Buyer nor Seller nor Issuer shall, without the approval of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any applicable accounting and Securities and Exchange Commission disclosure obligations.
     13.4. Notices. All notices, approvals, consents or other communication in connection with this Agreement:
(a)	must be given by an authorized officer of the relevant party;

(b)	must be in writing and in the English language; and

          (c) must be left at the address of the addressee which is specified below or sent by registered mail or courier service or facsimile transmission or email to the address of the addressee or facsimile number or email address of the addressee which is specified below or such other address or facsimile number or email address as may from time to time be notified by the addressee to the person sending such notice, approval, consent or other communication.
If to Buyer, to:
STATS ChipPAC (Thailand) Limited
c/o STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
Techpoint #05-17/20
Singapore 569059
Attention: Choong Chan Yong, Vice President
Facsimile number: +65 6720 7832
Email address: chanyong.choong@statschippac.com
with a copy to:
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
Techpoint #05-17/20
Singapore 569059
Attention: Scott Jewler, Chief Strategy Officer
Facsimile Number: +65 6720 7738
Email address: scott.jewler@statschippac.com
and
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
Techpoint #05-17/20
Singapore 569059
Attention: Janet Taylor, General Counsel
Facsimile Number: +65 6720 7829
Email address: janet.taylor@statschippac.com
If to Buyer Guarantor, to:
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
Techpoint #05-17/20
Singapore 569059
Attention: Choong Chan Yong, Vice President
Facsimile number: +65 6720 7832
Email address: chanyong.choong@statschippac.com

with a copy to:
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
Techpoint #05-17/20
Singapore 569059
Attention: Scott Jewler, Chief Strategy Officer
Facsimile Number: +65 6720 7738
Email address: scott.jewler@statschippac.com
and
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
Techpoint #05-17/20
Singapore 569059
Attention: Janet Taylor, General Counsel
Facsimile Number: +65 6720 7829
Email address: janet.taylor@statschippac.com
If to Seller, to:
LSI (Thai) Ltd.
c/o LSI Technology (Singapore) Pte Ltd
3 Kallang Sector,
Singapore 349278
Attention: Paul Bento
Facsimile Number: +(65) 6840-1802
E-mail Address: Paul.Bento@lsi.com
with a copy to:
LSI Corporation
1110 American Parkway NE
Lehigh Valley Campus
Allentown, PA18109
USA
Attention: Andy Micallef
Facsimile Number: +1 610 712 4075
E-mail Address: Andy.Micallef@lsi.com
and

Sidley Austin LLP
6 Battery Road
Suite 40-01
Singapore 049909
Attention: Irving Rotter & Michael R.L. Hooton & DH Kim
Facsimile Number: +(65) 6230-3939
E-mail Address: irotter@sidley.com / mhooton@sidley.com / dkim@sidley.com
If to Seller Guarantor, to:
LSI Corporation
1110 American Parkway NE
Lehigh Valley Campus
Allentown, PA18109
USA
Attention: Andy Micallef
Facsimile Number: +1 610 712 4075
E-mail Address: Andy.Micallef@lsi.com
with a copy to:
LSI (Thai) Ltd.
c/o LSI Technology (Singapore) Pte Ltd
3 Kallang Sector,
Singapore 349278
Attention: Paul Bento
Facsimile Number: +(65) 6840-1802
E-mail Address: Paul.Bento@lsi.com
and
Sidley Austin LLP
6 Battery Road
Suite 40-01
Singapore 049909
Attention: Irving Rotter & Michael R.L. Hooton & DH Kim
Facsimile Number: +(65) 6230-3939
E-mail Address: irotter@sidley.com / mhooton@sidley.com / dkim@sidley.com
Any communication from any Party to another party shall be deemed to be delivered to the other party:

     (i) five (5) Business Days after being dispatched by registered mail or by courier to such Party at that address, or
     (ii) if sent by facsimile transmission, in the absence of any indication that the facsimile transmission was distorted or garbled, on the Business Day that the machine from which the facsimile transmission was sent produces a transmission report which indicates that the facsimile transmission was sent in its entirety to the facsimile number of the recipient notified for the purpose of this Section (in the event the facsimile transmission is sent after 5:00 p.m. Thai time to Buyer or to Seller or after 6:00 pm Singapore Time to the Issuer, the facsimile transmission shall be deemed delivered on the next Business Day); and
     (iii) if sent by email, in the absence of any indication that the email was not transmitted to the recipient, on the Business Day that the sender receives an electronic delivery receipt notice indicating that the receiver has received the email, provided however that (A) the sender does not receive an electronic delivery failure message (for the avoidance of doubt, an out of office or similar message does not constitute an electronic delivery failure message) and (B) in the event the email is sent after 5:00 p.m. Thai time to Buyer or to Seller or after 6:00 pm Singapore Time to the Issuer, the email shall be deemed delivered and received on the next Business Day; or
     (iv) in any other case, on the Business Day when left at the address referred to above (in the event the communication is left at the address of Buyer or Seller after 5:00 p.m. Thai time or at the address of Issuer after 6:00 p.m. Singapore time, the communication shall be deemed delivered and received on the next Business Day).
Any change in the address of one party hereunder shall be effective only after having notified to the other parties hereto by not less than ten (10) Business Days’ prior notice.
     13.5. Successors and Assigns. The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other parties, except that the Promissory Note shall be assignable to Seller Guarantor in accordance with the terms set out therein. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.
     13.6. Access to Records after Closing. For a period of 12 months after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Buyer related to the Purchased Assets and Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Purchased Assets or Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such 12 month period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

     After the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller or any of its Affiliates may retain for such period as Thai law shall require Seller to retain such books and records. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
     13.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings, letters of intent, or confidentiality agreements between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Buyer and Seller.
     13.8. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
     13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     13.10. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.
     13.11. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     13.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.
     13.13. Further Assurances. On the Closing Date Seller shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets and the full benefit of the Business, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 7.3. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.
     13.14. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive internal laws (as opposed to the conflicts of law provisions) of the Kingdom of Thailand.
     13.15. Arbitration.
          (a) This Section 13.5 sets forth the entire agreement of the parties with respect to the settlement of any disputes, controversy or difference of any kind whatsoever between the parties arising out of or related to this Agreement, including, without limitation any questions regarding its existence, validity, termination or the rights or obligations of any party. This Section shall survive the termination or invalidity of any of other provision of this Agreement.
          (b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, which is not amicably settled within 60 calendar days, shall be referred to the Chief Executive Officer or the most senior officer of each party (the “Officer”). Each party shall procure that its Officer shall negotiate in good faith with the other Officers with a view to resolution of such dispute. Upon the resolution of such dispute in accordance with the foregoing, the parties shall be bound to give effect to the agreement reached between the Officers in respect of such dispute.
          (c) If such dispute is not resolved by agreement between the Officers within 30 calendar days after the referral to the Officers in accordance with Clause 13.15(b), such dispute shall be referred to and finally resolved by arbitration in Hong Kong before an arbitrator in accordance with the Rules of the International Chamber of Commerce (“Rules”).
          (d) Arbitration shall be conducted in the English language.
          (e) No party shall be entitled to commence or file any action in a court of law relating to any dispute arising from and in relation to this Agreement until the matter will have been determined by arbitration as provided in this Section 13.15 and then only for the enforcement of any arbitral award granted pursuant to this Section 13.15.
          (f) Any decision of the arbitrators pursuant to Section 13.15(b) shall be final, incontestable and binding upon the parties and may be used as a basis for enforcement thereon in Kingdom of Thailand, Singapore or elsewhere.
          (g) For the avoidance of doubt, none of the Related Agreements shall be subject to this Section 13.15.
          (h) During the period of submission to arbitration and thereafter until an award is granted, the parties shall continue to perform all their respective obligations under this Agreement without prejudice to a final decision in accordance with the said award.
     13.16. No Shop.
          Seller Guarantor and Seller undertake to Buyer that during the period from the date hereof until the Closing Date each of them will not, and shall procure and ensure that their Affiliates, directors, employees and authorized representatives will not, directly or indirectly speak or discuss, enter into any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, conditional, oral, written, binding or otherwise) or solicit with any third party with regard to an actual or potential sale, transfer or other disposal of the Business.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SIGNATURE PAGE
(Asset Purchase Agreement)
BUYER
STATS CHIPPAC (THAILAND) LIMITED.

By	/s/ Ronachai Krisadaolarn
Name: Ronachai Krisadaolarn
Title: Director
BUYER GUARANTOR
STATS CHIPPAC LTD.

By	/s/ Tan Lay Koon
Name: Tan Lay Koon
Title: Chief Executive Officer
In the presence of:

/s/ Janet Taylor

Name: Janet Taylor
Title: General Counsel

SELLER
LSI (THAI) LTD.

By	/s/ Paul Bento
Name: Paul Bento
Title: Director
In the presence of:

/s/ Joanne S. Lamendola

Name: Joanne S. Lamendola
Title: Notary
SELLER GUARANTOR
LSI CORPORATION

By	/s/ A. Micallef
Name: Andrew Micallef
Title: Executive Vice President

LSI Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.